100 5th Avenue, 3rd Floor Waltham, MA 02451

P. 617.977.5700

Revised December 25, 2022

Caroline Baumal, M.D. 326 Highland Street West Newton, MA 02465

cbaumal@ gmail.com

Dear Caroline:

We are pleased to extend you an offer to join Apellis Pharmaceuticals, Inc. (“Apellis” or the “Company) as Chief Medical Officer. You will be responsible for developing and executing the Medical Affairs strategy in support of our overall business plan and strategic direction. You will lead the Company’s external medical messaging and engagement with key opinion leaders, health care professionals, the patient community and other stakeholders; representing the Company at medical, scientific and investor forums; strategic leadership in support of the Company’s business plan; oversight of the medical affairs division and personnel. You will be responsible for the entire product portfolio, including ophthalmology, rare disease, and future therapeutic areas of focus. All employees in the medical affairs function will report to you as the Chief Medical Officer. You will provide input to all portfolio decisions at Apellis.

You will work from our offices in the Waltham area, with travel as may be reasonably required from time to time to properly fulfill your employment duties and responsibilities. You will report to the Chief Executive Officer.

Subject to satisfaction of the conditions described in this letter, you will begin employment on, or before, January 3, 2023 (or another mutually acceptable start date). From your start date until January 31, 2023, you will be permitted to wind down your current medical practice and otherwise transition your current employment duties in a manner consistent with your professional obligations, on such terms as mutually agreed with senior management of the Company. On and after February 1, 2023, you may continue to provide up to one day per week of patient care, outside of normal business hours for the Company, on such terms as mutually agreed with senior management of the Company.

You may continue to participate in the speaking engagements and consulting services outlined in Exhibit A (attached to this offer letter and incorporated by reference), so long as your time spent on these matters is outside of normal business hours and does not interfere with the performance of your duties with the Company, subject to ongoing assessment by you and the Company to ensure that there is no impact on the Company or its business. You have represented and certified that these speaking engagements and consulting services are not competitive with the present or currently planned business of the Company. The Company acknowledges and agrees that, notwithstanding any other agreements being entered into by you with the Company, that the Company has no right, claim, or interest in or to any intellectual property rights or trade secrets related to or arising from any such consulting services provided by you to such third parties.

Otherwise, you agree to devote substantially all your full business time, attention, and commercially reasonable efforts to the performance of your duties and to the furtherance of the Company’s interests. During the period of your employment, you agree not to engage in any other employment, consulting or other business activity that is currently or potentially competitive, or that represents a conflict of interest, with the current or planned business of the Company without the prior written consent of the Company. You may continue to engage in patient care activities, consulting and other business activities that are not competitive and that do not represent a conflict of interest with the business of the Company, provided any such activities shall (x) not conflict or materially interfere with the effective discharge of your duties and responsibilities to the Company, (y) not be provided during the Company’s regular business hours or on Company premises or using any of the Company’s property or equipment, and (z) be conducted strictly in accordance with applicable laws, regulations, and professional standards (including those regarding disclosure of financial or professional interest). You must disclose any outside engagements or business activities to the Company on a periodic basis. Any exceptions must be approved in writing by the Chief Executive Officer after consultation with the Board of Directors.

Your initial salary will be an annualized base salary of $575,000 paid in accordance with our standard payroll practices and subject to all withholdings and deductions as required by law. You will also be eligible to participate in the 2023 Apellis Bonus Program on a pro-rated basis from your start date with an annual target bonus of 45% of your annualized base salary. All bonus payments, if any, will be pro-rated from your start date and are subject to the approval of the Board of Directors based upon company, departmental, and individual performance. You must remain employed with the Company through the date of the bonus payment to receive such payment.

You will be eligible for Apellis’ standard benefits package offered to every full-time employee, which includes health insurance, LTD/ADD/life insurance, and 401(k). You will be reimbursed for travel and other expenses in accordance with our reimbursement policy. You will be eligible for Apellis’ Flexible Time Off program, which does not restrict employees to a specific number of personal or vacation days. Apellis reserves the right to amend, modify or terminate any of its benefit plans, policies or programs at any time and for any reason.

You will be eligible for a sign-on bonus in the amount of $250,000 paid in two installments. The first payment of $125,000 will be paid with your first payroll and subject to all withholdings and deductions as required by law. Upon the one-year anniversary of your date of hire, you will be eligible for the second sign-on in the amount of $125,000 and subject to all withholdings and deductions as required by law. If Apellis is acquired prior to one year of service, or you are terminated by Apellis without “Cause” or you resign for “Good Reason” (as such terms are defined in the Executive Separation Benefits and Retention Plan, with the modifications noted herein), the second payment will be accelerated and payable on the effective date of any Change in Control or your last date of employment, as applicable. If you leave Apellis prior to your first anniversary you will be required to pay back this bonus in full, other than in the case of a reduction in force or termination without cause or you resign for “Good Reason”.

You will be eligible to receive separation benefits under the terms and conditions of our Executive Separation Benefits and Retention Plan, adopted on October 1, 2019 (the “Separation Benefits Plan”), a copy of which is provided for your reference. All forms of cash compensation paid to you as an employee pursuant to this offer letter or the Separation Benefits Plan shall be less all applicable withholdings.

Subject to the approval of the Board of Directors, you will receive a grant of 35,549 Restricted Stock Units (RSUs) and an option to purchase 49,000 shares of Common Stock at an exercise price equal to the fair market value as determined by the Board at the time of the grant, with such option to vest in equal monthly installments over four years from the Grant Date, subject to a one-year vesting cliff. The RSUs will vest over four years with 25% of the RSUs vesting on the first anniversary of the Grant Date and 25% on each anniversary of the Grant Date thereafter. The Grant Date will be the first trading day of the month following your date of hire. The terms of these grants will be set forth in one or more agreements and shall be subject to the provisions of the Separation Benefits Plan, except as agreed herein.

Along with this letter, you are being provided a copy of the Apellis Executive Separation Benefits and Retention Plan. You will be entitled to the benefits and rights of a C-Level Officer under this plan. If the Company determines that geographic atrophy will no longer be a strategic focus (whether because the Company does not get approval for intravitreal pegcetacoplan as a treatment for geographic atrophy or for any other reason), or if you are required to relocate more than 20 miles from Waltham, Massachusetts, these circumstances would also constitute a "Good Reason" termination event with respect to the sign-on bonus described above and the provisions of the Executive Separation Benefits and Retention Plan.

You will also be subject to the provisions of our Stock Ownership Guidelines and Recoupment Policy, which are also provided.

This offer letter is intended to comply with Section 409A of the Internal Revenue Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this offer letter, payments provided under this offer letter may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this offer letter that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payment provided under this offer letter shall be treated as a separate payment. Any payments to be made under this offer letter upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this offer letter comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A. If any payment or benefit provided to you in connection with termination of employment is determined to constitute “nonqualified deferred compensation” and you are determined to be a “specified employee,” in each case within the meaning of Section 409A, the Company agrees to negotiate with you in good faith to appropriately and lawfully modify the contractual terms relating to such payment or benefit.

On your first day of employment, you will be given additional information about our procedures, policies, and benefit programs. We will require you, as a condition of employment, to verify your right to work in the United States and to enter into the standard noncompetition, nondisclosure, and development agreement on your first day of employment.

By signing below, you represent that (i) your employment with the Company and your execution of this offer letter does not and will not violate or conflict with agreements you may have with any former employer and (ii) you have provided the Company with all written agreements that describe any continuing post-employment obligations to any former employer. Your employment will be at will, and this letter does not represent any guarantee of employment for any period. If you wish to resign from your employment with the Company, we request not less than 15 calendar days’ written notice.

This offer letter, along with the agreements regarding stock options and RSUs, the non- competition, non-solicitation, nondisclosure and development agreement, the separation benefits plan, the stock ownership guidelines and the recoupment policy, constitute the complete agreement between you and the Company, contain all the terms of your employment, and supersede any prior agreements, representation or understanding (whether written, oral or implied) between you and the Company. The terms of this offer letter and the resolution of any disputes as to the meaning, effect, performance or validity of this offer letter or arising out of, related to, or in any way connected with, this offer letter, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflict of choice of law. You and the Company agree to submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any dispute or any claim related to any dispute.

This offer will expire at the close of business, December 26, 2022, unless accepted by you prior to that time. This offer and your continued employment is contingent upon the successful completion of a background check and satisfactory reference check.

We are excited at the prospect of your joining our team. Feel free to contact me if you have questions or if you need any additional information.

Sincerely,

Karen Lewis

Chief People Officer

Apellis Pharmaceuticals, Inc. ACCEPTED AND AGREED:

Name : Caroline Baumal, M.D.

12/25/2022Date :

EXHIBIT A

Approved Outside Activities

Speaking Engagements

1.
Hawaii Retina (January 16-19, 2023)

Moderator-Pediatric retina/tumor/uveitis, talk-pediatric retinal detachment Will be working with the Apellis team

2.
Fuji Retina (Tokyo, March 25-26, 2023)

Talks-Complement inhibition in GA and pediatric retinal detachment

3.
Macula Society (February 23, 2023)

Talk- Update on TKI inhibitor for wet AMD

4.
Angiogenesis – Virtual (February 10-11, 2023)

Talk- update on faricimab (for diabetic Macular edema and wet AMD)

5.
Investigator Meeting – (February 10-11, 2023) - Faricimab update
6.
Johns Hopkins - Vail retina meeting

"Faricimab and High-Dose Aflibercept: Newest Anti-VEGF Agents on the Block, "Port Delivery Systems for Retinal Diseases

7.
Wade Hanson meeting (Boston February 23, 2023) – Complement in GA

Consulting Engagements

1.
CROs – Ora, Infocus
2.
Data safety monitoring – Regenexbio
3.
Consulting

Surgical – Alcon, DORC, Zeiss, B and L, I Luemns

Consultant – Roche/Genentech, Regeneron, Apellis, Eyepoint, Ocuphire, Ocuterra, Opthea, Allergan